EXHIBIT 3.01

RESTATED CERTIFICATE OF INCORPORATION

OF

COLONIAL COMMERCIAL CORP.

(under Sections 807 and 808 of the Business Corporation Law)

Moses & Singer

Time & Life Building

1271 Avenue of the Americas

New York, New York 10020

RESTATED CERTIFICATE OF INCORPORATION
OF
COLONIAL COMMERCIAL CORP.
(under Sections 807 and 808 of the Business Corporation Law)

ARTICLE I

The name of the Corporation is Colonial Commercial Corp.

ARTICLE II

The certificate of incorporation was filed by the Department of State on October 28, 1964.

ARTICLE III

The certificate of incorporation is hereby amended as follows:

1)    Article SECOND is amended to more accurately describe the purposes of the Corporation.

2)    Article FOURTH is amended:

(a)  to change the number and par value of shares authorized to be issued by the Corporation to 31,800,000 shares of capital stock, consisting of 19,300,000 shares of common stock of $.01 par value and 12,5000,000 shares of convertible preferred stock of $.01 par value.

(b)  to delete the authorization for and the description of the rights, preferences and limitations of the Corporation’s outstanding series of preferred stock and to add a description of the rights, preferences and limitations of the Corporation’s new series of convertible preferred stock.

(c)  to provide that no shares of capital stock of the Corporation shall be issued without voting rights.

3)    Article SIXTH is amended to set forth the procedures which shall govern removal of directors.

4)    Article SEVENTH (dealing with amendment of certain by-laws of the Corporation) is deleted and a new Article SEVENTH is added to provide for the number of directors and the division of the Board of Directors of the Corporation into Preferred Stock Directors, elected by the holders of the convertible preferred stock and Common Stock Directors, elected by the holders of the common stock.

5)    A new article EIGHTH is added to provide that the Board of Directors may amend and repeal by-laws of the Corporation.

6)    A new article NINTH is added to provide for the indemnification of the directors and officers of the Corporation to the fullest extent permitted by law.

ARTICLE IV

The Certificate of Incorporation is restated to read as follows:

RESTATED CERTIFICATE OF INCORPORATION

OF

COLONIAL COMMERCIAL CORP.

FIRST:  The name of the corporation is

COLONIAL COMMERCIAL CORP.

Hereinafter referred to as the “Corporation.”

SECOND:          The purposes for which it is formed are:

To subscribe for, purchase, acquire, take, own, hold, buy, sell, assign, dispose of, transfer, pledge, hypothecate, exchange, mortgage and generally deal and trade in and with, either as principal, factor, agent or broker and upon commission or otherwise, securities, shares of stock, bonds, mortgages, debentures, notes, commercial paper and evidences of indebtedness, real estate obligations and investments of all kinds (except bills of exchange), whether secured or unsecured, including bills and accounts receivable, and to borrow and lend money on a secured or unsecured basis or otherwise, both on its own security and the security of others.

To issue bonds, debentures or obligations of the Corporation from time to time, for any of the objects or purposes of this corporation, and to secure the same by mortgage, pledge, deed of trust, or otherwise.

To develop, manufacture, produce, assemble, fabricate, import, lease, purchase or otherwise acquire, invest in, own, hold, use, license the use of, install, operate, handle, maintain, service, repair, sell, pledge, mortgage, exchange, export, distribute, lease, assign, dispose of, and deal in and with, as principal or agent, at wholesale, retail, on commission or otherwise, any and all goods, properties and assets.

In general, to carry on in any part of the world, in any capacity, any business for the conduct of which a corporation may be organized under the Business Corporation Laws of the State of New York and to exercise and enjoy all powers, rights and privileges which may be exercised and enjoyed by any corporation so organized. The enumeration of certain powers is not intended as exclusive of, or as a waiver of, any of the powers, rights or privileges conferred by the Business Corporation Law of the State of New York as now in force or hereafter amended, and the Corporation shall be authorized to exercise and enjoy all powers conferred upon corporations by the laws of the State of New York as in force from time to time.

THIRD:           The Office of the Corporation is to be located in the Incorporated Village of Valley Stream, Town of Hempstead, County of Nassau, State of New York.

FOURTH:  (a) The aggregate number of shares which the Corporation shall have the authority to issue is thirty-one million eight hundred thousand (31,800,000), divided into the following classes

Number Of Shares	Class	ParValue Per Share
19,300,000	Common Stock	$.01

12,500,000	Convertible Preferred Stock	$.01

(b)  Convertible Preferred Stock shall have the designation, and shall be entitled to the rights, interests, preferences, limitations, and restrictions hereinafter set forth:

1.  Designation. The 12,500,000 shares of Convertible Preferred Stock shall be designated the “Convertible Preferred Stock.”

2.     Dividends.

(a)  (i) Concurrently with, and as a condition precedent to, the declaration of any dividend on each share of Common Stock (a “Common Dividend”) the Board of Directors shall declare a dividend on each share of Convertible Preferred Stock outstanding as of the record date for the Common Dividend in an amount equal to the greater of (x) .0000072% of the aggregate amount determined by the Board of Directors to be distributed on such record date to the holders of all classes of the Corporation’s capital stock or (y) 112.5% of the amount of the Common Dividend, with the balance to be distributed to the holders of the Common Stock. Notwithstanding the foregoing, no dividend shall be declared on any class of the Corporation’s capital stock if any amount required to be applied towards redemption pursuant to paragraph 4 hereof has not been so applied provided that dividends may be declared if funds have been segregated for such redemption whether pursuant to paragraph 4(a)(v) or otherwise.

(b)  Except as aforesaid, the Convertible Preferred Stock shall not be entitled to any preference whatsoever in respect to dividends.

3.     Liquidation Preference.

(a)  In the event of any, voluntary or involuntary, complete or partial, liquidation, dissolution or winding up of the Corporation (hereinafter called “liquidation”), before any amount shall be paid to or set aside for, or any assets shall be distributed among, the holders of shares of any Junior Stock (as hereinafter defined), each holder of a share of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation or the proceeds thereof, a preferential payment in an amount equal to $1.00 per share, plus any dividends thereon declared but not paid.

(b)  In the event amounts available for distribution as liquidation preference payments to holders of Convertible Preferred Stock are insufficient to pay the full amount of its preference, such amounts shall be paid to such holders ratably in proportion to the respective amounts which would be payable to such holders if paid in full.

(c)  Neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the reduction of the capital stock of the Corporation, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation of the Corporation for the purposes of this Section 3.

(d)  The term “Junior Stock” means the Common Stock and any other series of capital stock which shall be designated in this Certificate of Incorporation or any amendment thereto as “Junior Stock.”

4.     Redemption.

(a)   Mandatory Redemption.

(i)     Unless otherwise determined by the affirmative vote of the Board of Directors including a majority of the Common Stock Directors (as hereinafter defined) and a majority of the Preferred Stock Directors (as hereinafter defined), on or before the 120th day after the end of each fiscal year commencing with the fiscal year ending December 31, 1983 (each, a “Base Year”), the Corporation shall apply towards the redemption of Convertible Preferred Stock, at a price per share equal to the Applicable Redemption Price thereof (as defined below), plus dividends thereon declared but not paid, on a pro rata basis among the holders of such shares who wish to have their shares redeemed, an amount equal to the following:

(A)     One-half of any net cash proceeds actually received by the Corporation or its Wel-Com Financial Services, Inc. subsidiary during the Base Year from the sale or other disposition by the Corporation or its Wel-Com Financial Services, Inc. subsidiary of its stock or other equity interest in, or substantially all the assets of, any Named Subsidiary (as hereinafter defined) (the “Sold Subsidiary”), after deducting:

(1)     all expenses relating to such sale or other disposition (including taxes, attorneys’ and accountant’s fees);

(2)     (x) repayments of the Working Capital Loan; as hereinafter defined, which the Corporation makes concurrently with or promptly following such sale or other disposition, and (y) debt repayments in respect of indebtedness of the Sold Subsidiary which the Corporation or any subsidiary is required to make at the time of such sale or other disposition; and

(3)     in the event the Sold Subsidiary shall not be Monroc, Inc., the aggregate amount of the Equity Deduction, (as hereinafter defined). The Equity Deduction in respect of a Sold Subsidiary means the amount by which (x) any increase from January 1, 1983 through the end of the Base Year in the Corporation’s equity investment account in the Sold Subsidiary (determined in a manner consistent with that used in the determinations referred to in paragraph 4(a) (iii), exceeds (y) $250,000; and

(B)     One-half of all cash actually received by the Corporation or Wel-Com Financial Services, Inc from Monroc, Inc. during the Base Year by way of dividends, distributions or redemptions; and

(C)     One-half of the Corporation’s Adjusted Consolidated Net After-Tax Earnings (as hereinafter defined) in excess of $250,000 in the Base Year.

(ii)     Notwithstanding the foregoing:

(A)     no redemption shall be required under paragraph 4(a)(i) if Consolidated Net Worth (as hereinafter defined) as of the end of the applicable Base Year was less than $7 million; and

(B)     the redemption payments required under paragraph 4(a) (i) shall not exceed that amount which, were such redemption effected on the last day of the applicable Base Year, would have reduced to less than $7 million of the Consolidated Net of the Corporation as of the end of such Base Year.

Any redemption amounts not paid as a result of subparagraphs (ii) (A) or (ii) (B) shall be paid 120 days after the end of succeeding fiscal year(s) to the extent that such payments, were they made at the end of such fiscal year(s), would not have then reduced Consolidated Net Worth below $7 million.

(iii)     For the purposes of paragraph 4(a), the following terms shall be defined as follows and shall be determined as of the applicable dates by the Corporation’s independent accountants from time to time (whose opinion shall be conclusive) in accordance with generally accepted accounting principals in effect on December 31, 1982, applied in a manner consistent with that used by the Corporation in calculating the following respective line items in the Corporation’s financial statements for 1981 and in prior years:

(A)     “Adjusted Consolidated Net After-Tax Earnings” shall be calculated in accordance with the line item “Net Earnings” except that there shall be excluded earnings of Monroc, Inc. and earnings attributable or arising out of any event described in paragraph 4 (a) (i) (A) or 4 (a) (i) (B); and

(B)     “Consolidated Net Worth” shall be calculated in accordance with the line item “Stockholders’ Equity.”

(iv)     The Term “Applicable Redemption Price” shall mean, as of any Applicable Date, the amount set forth below opposite such Applicable Date. The term “Applicable Date” means:

(x)      with respect to any cash receipt referred to in paragraphs 4 (a) (i) (A) and 4 (a) (i) (B), the date on which such cash is received, and

(y)     with respect to any computation under paragraph 4 (a) (i) (C), the last day of the Base Year as to which such computation is made.

Applicable Date	Redemption Price
Through 12/31/87	$1.00
1/1/88 - 12/31/88	$1.10
1/1/89 - 12/31/89	$1.20
1/1/90 - 12/31/90	$1.30
1/1/91 - 12/31/91	$1.40
After 1/1/92	$1.50

(v)     Notwithstanding the foregoing, the Corporation shall be required to make a redemption pursuant to paragraph 4 (a) only if the aggregate amount required to be so applied in respect of such redemption exceeds $500,000, and, until such aggregate amount exceeds $500,000, any amount available and required to be so applied shall be held by the Corporation in one or more separate accounts for the benefit of the holders of the Convertible Preferred Stock segregated from its other assets and shall not be used for any other purpose, and the Corporation shall have no beneficial interest in such funds and shall not be entitled to any servicing fees with respect to this segregation and holding of such funds.

(vi)     Notice of redemption of Convertible Preferred Stock pursuant to paragraph 4 (a) shall be given by first-class mail, postage prepaid, mailed not less than 75 nor more than 100 days prior to the date fixed for redemption, to each holder of Convertible Preferred Stock at his last address appearing in the Convertible Preferred Stock register.

Notice of redemption shall State:

(1)	the redemption date;

(2)	the redemption price;

(3)
the total amount of money to be applied on the redemption date towards the redemption of Convertible Preferred Stock and that such amount shall be applied pro rata among the shares of all holders of Convertible Preferred Stock who wish to have such shares redeemed;

(4)	the Conversion Rate on the date of the notice;

(5)
that such holder has an option as to whether he wishes his Convertible Preferred Stock to be redeemed (subject to the provisions requiring pro rata redemption set forth above), the date by which the Corporation must have received his shares of Convertible Preferred Stock for such holder to exercise such option (which date shall be not less than 30 nor more than 40 days prior to the date fixed for redemption) and that failure of the Corporation to receive such Convertible Preferred Stock by the prescribed date shall be deemed to be an irrevocable decision on the part of such holder not to have his shares of Convertible Preferred Stock redeemed;

(6)	the place or places to which shares of Convertible Preferred Stock offered for redemption are to be surrendered for payment of the redemption price; and

(7)
that on the redemption date the redemption price shall become due and payable upon each share of the Convertible Preferred Stock to be redeemed and that the holder of such shares shall receive such amount and a certificate representing the balance, if any, of his Convertible Preferred Stock which has not been redeemed, and that the right to convert each share of Convertible Preferred Stock to be redeemed shall cease as of the close of business on the fourteenth day prior to the redemption date, unless default shall be made in the payment of the redemption price.

(b)    Optional Redemption.

(i)     The shares of Convertible Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation by resolution of its Board of Directors, at any time and from time to time at the price of $1.50 per share of Convertible Preferred Stock, plus any dividends thereon declared but not paid.

(ii)     In the event that less than the entire number of the shares of Convertible Preferred Stock outstanding is at any one time redeemed by the Corporation, the shares of Convertible Preferred Stock to be redeemed shall be selected by lot or other equitable manner as may be prescribed by resolution of the Board of Directors of the Corporation.

(iii)    Notice of redemption of Convertible Preferred Stock pursuant to paragraph 4(b) shall be given by first-class mail, postage prepaid, mailed not less than 75 nor more than 100 days prior to the date fixed for redemption, to each holder of Convertible Preferred Stock to be redeemed, at this last address appearing in the Convertible Preferred Stock register.

Notice of the redemption shall state:

(1)	the redemption date;

(2)	the redemption price;

(3)	if less than all outstanding shares of Convertible Preferred Stock of the holder are to be redeemed, the identification of the shares of Convertible Preferred Stock to be redeemed;

(4)	the Conversion Rate on the date of the notice;

(5)
that on the redemption date the redemption price will become due and payable upon each share of the Convertible Preferred Stock to be redeemed and the right to convert each such share shall cease as of the close of business on the fourteenth day prior to the redemption date, unless default shall be made in the payment of the redemption price; and

(6)
the place or places where such shares of Convertible Preferred Stock to be redeemed are to be surrendered for payment of the redemption price, which places shall be the office or agency of the Corporation in each place of payment.

(c)     General Provisions With Respect to Redemption

(i)      If on the redemption date, funds necessary for such redemption have been deposited in trust with a bank or trust company, or have been set aside in trust, by the Corporation, for the purpose of redeeming shares of Convertible Preferred Stock, the holders of shares of Convertible Preferred Stock to be redeemed shall, as of the close of business on such date, cease to be shareholders with respect to such shares. Such shares of Convertible Preferred Stock shall no longer be transferable on the books of the Corporation or, as of the close of business on the fourteenth day prior to such date, convertible into shares of Common Stock, and the holders thereof shall be entitled only to receive the redemption price without interest thereon (together with a certificate for any unredeemed shares of Convertible Preferred Stock) upon surrender of the certificates for such shares.

(ii)     In case any holder of shares of Convertible Preferred Stock which shall have been redeemed shall not within three years of the date of redemption thereof claim the amount deposited in trust for the redemption of such shares, such bank or trust company, upon request of the Corporation, shall pay over to the Corporation such unclaimed amount and shall thereupon be relieved of all responsibility in respect thereof. The Corporation shall not be required to hold the amount so paid over to it, or any amount theretofore set aside by it, in trust after such three-year period, separate and apart from its other funds, and thereafter the holders of such shares of Convertible Preferred Stock shall look only to the Corporation for payment of the redemption price thereof, without interest. All liability of the Corporation to any holder of shares of Convertible Preferred Stock for payment of the redemption price for shares of Convertible Preferred Stock called for redemption shall cease and terminate as of the close of business on the fourth anniversary of the redemption date for such shares.

5.     Conversion Rights. Each share of Convertible Preferred Stock shall be convertible, subject to adjustment as provided in paragraph 5 (c), into one fully paid and non-assessable share of Common Stock at any time and from time to time after the date of issue of such share of Convertible Preferred Stock, at the option of the holder thereof. Shares of Common Stock shall be delivered upon conversion without the payment of any additional amounts by the holders of the Convertible Preferred Stock except as required by paragraph 5(e).

All conversions of shares of Convertible Preferred Stock into shares of Common Stock shall be subject to the following terms and conditions:

(a)     The Corporation shall make no payment or adjustment on account of any dividends declared but unpaid on the Common Stock issuable upon conversion.

(b)     In case of any redemption of any shares of Convertible Preferred stock pursuant to paragraph 4 hereof, the right of conversion of the shares to be redeemed shall cease and terminate at the close of business on the fourteenth day prior to the redemption date, unless default shall be made in the payment of the redemption price.

(c)     The number of shares of Common Stock into which shares of Convertible Preferred Stock are convertible (the “Conversion Rate”) shall be subject to adjustment from time to time as follows, except that no adjustment need be made unless, by reason of the happening of any or more of the events specified in this paragraph 5(c), the Conversion Rate then in effect shall be changed by 5% or more, but any adjustment of less than 5% that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with any adjustment or adjustments so carried forward, amounts to 5% or more.

(i)     In case the Corporation shall at any time or times subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares, then, in each such case, the number of shares of Common Stock into which each share of Convertible Preferred stock may be converted (such Conversion Rate being initially one share of Common Stock for each share of Convertible Preferred stock) in effect immediately prior thereto shall be adjusted to a Conversion Rate (including any applicable fraction of a share) determined by multiplying the Conversion Rate in effect immediately prior to the happening of any of the events described above by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the total number of Common Stock outstanding immediately prior to such event. An adjustment made pursuant to this paragraph 5 (c) (i) shall become effective immediately after the effective date of any event specified in this paragraph 5 (c) (i).

(ii)     If any capital reorganization, reclassification or other change of outstanding shares of the capital stock of the Corporation, or if any consolidation or merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of the Common Stock), or the sale or conveyance to another corporation of the property of the Corporation as, or substantially as, an entirety, shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the Corporation or such successor or purchasing corporation, as the case may be, shall make provision that the holder of each share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of stock, securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Common Stock into which such share might have been converted immediately prior to such reorganization, reclassification, change, consolidation, merger, conveyance, or sale, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 5 (c).

(iii)     The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of shares of Convertible Preferred Stock. If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any shares of Convertible Preferred Stock, the Corporation, in lieu of delivering the fractional share therefore, shall at the option of its Board of Directors either make an adjustment thereof in cash at the market value thereof or issue scrip certificates (exchangeable together with other scrip certificates aggregating one or more full shares of Common Stock for Common Stock certificates representing such full share or shares) for any fraction of a share, in a form to be approved by the Board of Directors. If the Board of Directors shall choose to make a cash adjustment in lieu of delivering fractional shares, then, for such purpose, the market value of a share of Common Stock shall be the closing price on such day for shares of Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if it is not listed or admitted to trading on any national securities exchange, the average on such day of the closing bid and asked prices in the over-the-counter market or, if no such prices are reported, the market value shall be as fixed by the Board of Directors in good faith. If the Board of Directors shall choose to issue scrip certificates in lieu of delivering fractional shares, the scrip certificates may contain any term or condition permitted by law, except that, until the exchange thereof for certificates for full shares of Common Stock, the holders of such scrip certificates shall not be entitled to receive dividends thereon, to vote with respect thereto or to have any other rights by virtue thereof as shareholders of the Corporation except such rights, if any, as the Board of Directors may, in its absolute discretion, confer upon the holders of such scrip certificates in the event of the liquidation, dissolution or winding up of the Corporation.

(iv)     Whenever any event occurs which causes an adjustment of the securities or other assets into which the Convertible Preferred Stock may be converted, as herein provided, the Corporation shall promptly file with the transfer agent or agents for the Convertible Preferred Stock (and with any conversion agent other than the transfer agent or agents) a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary setting forth the Conversion Rate applicable after such adjustment and setting forth a brief statement of the facts accounting for such adjustment. Such certificate shall be conclusive evidence of the correctness of such adjustment and neither the transfer agent or agents nor any conversion agent shall be under any duty or responsibility with respect to any such certificate except to exhibit the same for time to time to any holder of any share of Convertible Preferred Stock desiring an inspection thereof. Promptly after filing such certificate, the corporation shall cause a brief summary of such certificate to be mailed to each holder of record of shares of Convertible Preferred Stock at such holder’s last address appearing on the books of the Corporation. Failure of any holder of Convertible Preferred Stock to receive such notice or any defect therein, shall not affect the validity of such adjustment. Neither the transfer agent or agents nor any conversion agent shall at any time be under any duty or responsibility to any such holder to determine whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature and extent of any such adjustment when made, or with respect to the method employed in making the same.

(d)     The Corporation shall at all times reserve and keep available, out of its authorized by unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of Convertible Preferred Stock from time to time outstanding are convertible.

(e)     The issuance of stock certificates on conversions of shares of Convertible Preferred Stock into shares of Common Stock shall be without charge to the converting stockholders for any issue tax. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in any name other than that of the registered holder of the shares of Convertible Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable.

(f)     Any holder of Convertible Preferred Stock who shall choose to convert shares of Convertible Preferred Stock held by him pursuant to this Section 5 shall, as a condition of conversion, present the certificates for such Convertible Preferred Stock (which certificate or certificates, if the Corporation shall so require, shall be duly endorsed or accompanied by appropriate instruments of transfer satisfactory to the Corporation) at the office of the transfer agent or agents for Convertible Preferred Stock, or at such other office as may be designated by the Corporation, and shall give written notice to the Corporation at said office that such holder elects to convert the same or part thereof and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation will as soon as practicable thereafter, issue and deliver at said office to such holder, or to the designee of such holder, certificates for the number of full shares of Common Stock to which such holder or its designee shall be entitled as aforesaid, together with cash or scrip in lieu of any fraction of a share as hereinabove provided and certificates for the shares of Convertible Preferred Stock, if any, not converted. Shares of Convertible Preferred Stock shall be deemed to have been converted as of the close of business on the date of the presentation of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such time and date.

6.     Shares to be Retired. All shares of Convertible Preferred Stock redeemed or purchased by the Corporation or converted into Common Stock of the Corporation shall be retired and cancelled, and may not thereafter be issued in any form.

7.     Voting Rights (a) The holders of Convertible Preferred Stock, voting separately as a class, shall, subject to the provisions of Article SEVENTH hereof, elect the Preferred Stock Directors therein referred to. In any such election, each share of Convertible Preferred Stock shall be entitled to one vote. The holders of Convertible Preferred Stock will not participate, during such time as they are entitled to elect Preferred Stock Directors in the election of the Common Stock Directors (as hereinafter defined), all of which Common Stock Directors shall be elected solely by holders of Common Stock.

(b)     Except as set forth in the foregoing paragraph 7 (a) with respect to the election of directors and except as otherwise required by law, each holder of record of shares of Convertible Preferred Stock shall be entitled to one vote per share on each matter on which the holders of record of Common Stock of the Corporation shall be entitled to vote (other than the election of Common Stock Directors), voting together with the holders of record of the Common Stock on a share for share basis, and not as a separate class.

(c)     No holder of shares of the Corporation of any class, now or hereafter authorized, shall be entitled as such, as a matter of right, to any preferential or preemptive right or otherwise to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

(d)     No shares of capital stock of the Corporation shall be issued without voting rights.

FIFTH:  The Secretary of State is designated as the agent of the Corporation upon who process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

181 South Franklin Avenue
Valley Stream, New York

SIXTH:  Any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of (i) a majority of the Preferred Stock Directors if such Director is a Preferred Stock Director or of the Common Stock Directors if such Director is a Common Stock Director, or (ii) the holders of two-thirds or more of the outstanding shares of capital stock of the Corporation entitled to vote in the election of such director voting at a meeting of such shareholders called for that purpose. The affirmative vote of the holders of two-thirds or more of the outstanding shares of each class of the capital stock of the Corporation shall be required to amend, alter, change or repeal this Article SIXTH of the Certificate of Incorporation.

SEVENTH:            (a)     The number of directors of the Corporation which shall constitute the whole Board of Directors shall initially be nine, and shall thereafter be as fixed from time to time by the affirmative vote of the Board of Directors, including a majority of the Common Stock Directors and a majority of the Preferred Stock Directors.

(b)     (i) So long as more than 3,000,000 shares of Convertible Preferred Stock are outstanding, the number of directors set forth below (the “Preferred Stock Directors”) shall be elected by the holders of Convertible Preferred Stock voting separately as a class in accordance with paragraph 7(a) of Article FOURTH hereof. The balance of the Board of Directors (the “Common Stock Directors”), shall be elected by the holders of Common Stock, voting separately as a class. If 6,250,000 or more shares of Convertible Preferred Stock are outstanding, there shall be four Preferred Stock Directors. If more than 3,000,000 but less than 6,250,000 shares of Convertible Preferred Stock are outstanding, there shall be three Preferred Stock Directors. If 3,000,000 or fewer shares of Convertible Preferred Stock are outstanding, there shall be only one class of directors, elected by the holders of the Common Stock and the Convertible Preferred Stock voting together as one class on a share for share basis, in which event, the majority vote of such one class of directors shall be sufficient to effect all matters on which vote of the majority of the Preferred Stock Directors and/or of the Common Stock Directors is required hereunder. Directors shall be elected for a term of one year. Each Director shall hold office for the term of office for which he is elected and until his successor is elected and qualified.

(ii)  Without affecting the fiduciary duties of any director of the Corporation under law, in determining whether to vote for or against any proposal brought before the Board of Directors, each Preferred Stock Director and each Common Stock Director shall be entitled to take into account the benefit or adverse effect of such proposal to the Corporation and its shareholders as a whole (both on a short-term and on a long-term basis), as well as immediate benefit or adverse effect of such proposal to the class of shareholders which elected such Director.

(iii)  So long as in excess of 3,000,000 shares of Convertible Preferred Stock shall be outstanding, the affirmative vote of the Board of Directors, including a majority of the Common Stock Directors and a majority of the Preferred Stock Directors, shall be required to approve the following actions:

(A)  The sale by the Corporation or any subsidiary of all or any part of its equity interest in any Named Subsidiary (the “Named Subsidiaries” are Big Smith, Inc., Colonial Leisure Corp. of New Jersey, Inc., Monroc, Inc., Wel-Com Financial Service, Inc., Southern Mortgage Associates, Inc. and Homeowners Equities, Inc.), or the sale by the Corporation or any subsidiary out of the ordinary course of business of any part of its equity interest in any other subsidiary of the Corporation;

(B)  The creation, incurring, assumption or otherwise suffering to exist by the Corporation of any indebtedness which, when aggregated with all other indebtedness then outstanding, exceeds $1,000,000. For the purposes of this Restated Certificate of Incorporation, indebtedness of the Corporation not requiring the affirmative vote of both a majority of the Preferred Stock Directors and a majority of the Common Stock Directors under this paragraph (b) (iii) (B) is referred to herein as the “Working Capital Loan.”

The term “indebtedness” for the purpose of this paragraph (b) (iii) (B) means indebtedness of the Corporation for money borrowed by the Corporation other than (i) indebtedness represented by the Corporation’s 6% Notes issued pursuant to the Indenture attached as Exhibit D to the Corporation’s Sixth Amended Plan of Reorganization of which a copy of the Restated Certificate of Incorporation is Exhibit A (the 6% Notes”) and (ii) indebtedness to subsidiaries of the Corporation in the ordinary course of business or indebtedness to subsidiaries of the Corporation (even if not in the ordinary course of Business) the proceeds of which are to be used to redeem Convertible Preferred Stock.

(C)  The creation, incurring, assumption or otherwise suffering to exist by the Corporation of any lien upon any of the properties, assets or revenues of the Corporation, whether now existing or hereafter acquired, except for:

(1)    liens relating to indebtedness the incurring of which does not require the vote of both classes of directors under paragraph (b) (iii) (B);

(2)    liens for taxes, assessments or judgments, if such taxes, assessments or judgments are being contested in good faith or if payment of such taxes, assessments or judgments is not at such time required to be made;

(3)    liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(4)    liens arising by operation of law to secure claims for the purchase of labor, services, materials, equipment or supplies to the extent that payment of such claims shall not at such time be required to be made;

(5)    easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business; and

(6)    purchase money security interests;

(D)   The merger, consolidation, liquidation, winding up or dissolution of the Corporation, or of any of the subsidiaries of the Corporation out of the ordinary course of business;

(E)    The acquisition by the Corporation, by purchase or otherwise, of all or substantially all of the business or assets of any entity or all or substantially all the stock or other evidence of beneficial ownership of any entity, or otherwise permitting any corporation to become a subsidiary of the Corporation or the entering into of any joint venture or partnership agreement;

(F)    The sale, lease, assignment, transfer or other disposition by the Corporation, out of the ordinary course of business, of any material assets of the Corporation, provided, however, that the foregoing restriction shall not apply to any sale which involves assets (other than the stock of the Named Subsidiaries) having a then value of less than $150,000 and which assets were held by the Corporation as of the date of filing of this Restated Certificate of Incorporation;

(G)    The issuance by the Corporation or any subsidiary of the Corporation of any equity securities to any person, firm or entity other than the Corporation or subsidiary of the Corporation;

(H)    The execution by the Corporation of any guaranty, endorsement, or assumption agreement with respect to the obligation of any person or entity except for the endorsement of negotiable instruments for collection in the ordinary course of business and except in favor of subsidiaries of the Corporation;

(I)     Any amendment to the Indenture of the Corporation relating to its 6% Notes;

(J)   Any amendment to that certain agreement dated August 3, 1982 among the Corporation, Colonial Leisure Corp. of New Jersey, Inc., Wel-Com Financial Services, Inc., Transexpo I, Inc. and Kirlandco, Inc;

(K)          Any increase in the salary, bonus, benefit or other compensation payable to, or the making of any loan to or the forgiving of any indebtedness of, any officer or director of the Corporation.

(L)   Any redemption or other acquisition by the Corporation of its common stock, or setting aside of funds for such redemption; and

(M)         The entering by the Corporation into any other transaction out of the ordinary course of business.

For all purposes of this Restated Certificate of Incorporation, the determination of whether a transaction is out of the ordinary course of business shall be made with reference to the Corporation and its subsidiaries as a whole. Also, for the purposes of paragraph (b) (iii) (M), transactions shall be deemed out of the ordinary course of business only if they are of the size and import of, and are otherwise similar, to the transactions requiring the affirmative vote of both Common Stock Directors and Preferred Stock Directors described in paragraphs (A) through (L) above.

(c)  The term “subsidiaries” as used in this Restated Certificate of Incorporation also includes subsidiaries of subsidiaries of the Corporation.

(d)  As of the date of filing of this Restated Certificate of Incorporation, Messrs. Bernard Korn, James W. Stewart, Carl L. Sussman, Raphael M. Brackman and Bertram Harnett shall constitute the Common Stock Directors, with terms expiring at the annual meeting of shareholders of the Corporation to be held in 1983, and Messrs. Jack Rose, Ronald Miller, Van Oliver and James Heffernan shall constitute the Preferred Stock Directors, with terms expiring at the annual meeting of shareholders of the Corporation to be held in 1983.

(e)  Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason may be filled by the affirmative vote of a majority of the remaining Preferred Stock Directors if such director is to be a Preferred Stock Director or a majority of the Common Stock Directors if such director is to be a Common Stock Director whether or not in either event less than a quorum of the Board of Directors.

EIGHTH:   Any by-law of the Corporation may be amended or repealed and new or additional by-laws may be adopted only by the affirmative vote of a majority of the Board of Directors including a majority of the Common Stock Directors and a majority of the Preferred Stock Directors or by the affirmative vote of the holders of the common stock and the holders of the Convertible Preferred Stock, voting separately by class.

NINTH:     The directors and officers of the Corporation shall be entitled to be indemnified by the Corporation to the fullest extent permitted by law.

The foregoing Restated Certificate of Incorporation formed part of the Plan of Reorganization of the Corporation, dated December 2, 1982. Such Plan of Reorganization was confirmed by final order of the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Corporation and its reorganization proceedings on January 5, 1983, in the action titled In re Colonial Commercial Corp., and such order contains express provisions for the adoption of such Restated Certificate of Incorporation, all in accordance with the provisions of §808 of the Business Corporation Law of the State of New York.

IN WITNESS WHEREOF, COLONIAL COMMERCIAL CORP. has caused this Restated Certificate of Incorporation to be signed by Bernard Korn as its court-appointed designee, on this sixth day of January, 1983.

COLONIAL COMMERCIAL CORP.

By:	/s/Bernard Korn
Bernard Korn

STATE OF NEW YORK
ss.:
COUNTY OF NASSAU

On the sixth day of January, 1983, before me personally came Bernard Korn, to me known, and known to me to be the individual described in, and who executed the foregoing instrument, and duly acknowledged to me that he executed the same.

By:	/s/Jeanette Facompre
Notary Public